The MFS High Income Fund (the Fund), a series of MFS Series Trust III, acquired all of the assets of the MFS Floating Rate High Income Fund (the acquired fund), a series of MFS Series Trust X. The circumstances and details of this transaction are described in the Trusts
 Registration  Statement on
Form  N-14 on  behalf of the Fund  (File  No.  333-158507),  as filed  with the
  Securities  and  Exchange
Commission  via  EDGAR on  April  9,  2009,  under  Rule  488  under  the
Securities  Act of  1933.  Such
description is incorporated herein by reference.

The  acquired  fund has ceased to be an  investment  company as defined in the
 Investment  Company Act of
1940.